Exhibit 99.1

         SBT Bancorp, Inc. Reports First Quarter 2006 Results

    SIMSBURY, Conn.--(BUSINESS WIRE)--May 2, 2006--SBT Bancorp, Inc. (OTCBB: SBTB), the holding company for The Simsbury Bank & Trust, today announced net income of $283,000 in the first quarter compared to $425,000 a year ago. Net income per diluted share was $0.33 compared to $0.50 a year ago. Total assets on March 31, 2006 were $213 million, an increase of $15 million, or 7.5%, over the prior year.
    Net income for the quarter was impacted by the first full quarter of operations for the Bank's newest full-service branch in Canton, preparing for the mid-year opening of the Bank's fifth full-service branch in Bloomfield, the formation of a holding company that was completed in March of this year, and the effects of a challenging interest rate environment on the Bank's net interest income growth.
    On March 31, 2006, loans outstanding were $149 million, an increase of $7 million, or 5%, over a year ago, and total deposits were $195 million, an increase of $14 million, or 8%, over a year ago.
    Total revenues, consisting of net interest income plus non-interest income, were $2,129,000 in the first quarter compared to $2,081,000 a year ago. Net interest income increased by $23 thousand, or 1%. Income from fees, services and other sources (non-interest income) increased by $25 thousand, or 11%. The Bank's total revenues increased despite operating in a difficult interest rate environment, with the spread between long-term and short-term interest rates remaining very narrow.
    Total non-interest expenses for the first quarter increased by $279 thousand compared to a year earlier, primarily due to expenses associated with the new Canton and Bloomfield branch offices and the formation of SBT Bancorp, Inc.
    "Our focus over the past year has been on positioning the Bank for growth," said Martin J. Geitz, The Simsbury Bank's President & CEO. "We successfully opened our fourth branch office in Canton late in 2005 and we are on schedule to open our fifth branch office in Bloomfield at mid-year. Anticipating the need for additional capital to support the growth of these new branches, we completed the formation of a holding company during the first quarter. While we have no immediate plans to raise additional capital, the holding company structure gives us the flexibility to issue trust preferred securities to meet our future capital requirements."
    "We are pleased that the Bank's loans, deposits, revenues and total customers serviced all continue to show steady growth," Geitz continued. "The decline in earnings for the first quarter compared to a year ago was primarily attributable to our investment in two very attractive communities contiguous to our primary market. As deposit and loan levels grow in our two new branches over the next several months they will begin to contribute to net earnings. However, we do expect earnings in 2006 to continue to reflect the pressure of higher operating expenses until our two new branches achieve deposit and loan levels that fully support our capital and operating commitments."

    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank, for businesses and consumers, with approximately $210 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com

    Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Bank, its directors or its officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of
1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


                          SBT BANCORP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

         (Dollars in thousands, except for per share amounts)

                                       3/31/06    12/31/05   3/31/05
                                     ----------- --------- -----------
                                     (Unaudited)           (Unaudited)
ASSETS
------
   Cash and due from banks               $6,751    $9,349      $5,303
   Interest-bearing deposits with the
    Federal Home Loan Bank                   37         8           2
   Federal funds sold                     6,700     6,767       7,515
   Money market mutual funds                103        59         486
                                     ----------- --------- -----------
       Cash and cash equivalents         13,591    16,183      13,306
   Investments in available-for-sale
    securities (at fair value)           44,214    40,231      37,811
   Federal Home Loan Bank stock, at
    cost                                    966       966         966
   Loans held for sale                        -         -         245

   Loans                                149,052   147,526     141,848
       Less allowance for loan losses     1,712     1,720       1,702
                                     ----------- --------- -----------
            Loans, net                  147,340   145,806     140,146

   Premises and equipment                 1,003     1,006         539
   Accrued interest receivable              827       794         748
   Bank owned life insurance              2,718     2,681       2,574
   Other assets                           2,243     1,878       1,806
                                     ----------- --------- -----------

       TOTAL ASSETS                    $212,902  $209,545    $198,141
                                     =========== ========= ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Deposits:
   Demand deposits                      $31,474   $36,075     $27,374
   Savings and NOW deposits              93,759    92,478     106,731
   Time Deposits                         69,787    62,563      46,654
                                     ----------- --------- -----------
       Total deposits                   195,020   191,116     180,759

Securities sold under agreements to
 repurchase                               1,376     2,313       1,675
Due to broker                                 -         -         500
Other liabilities                           784       740         666
                                     ----------- --------- -----------
       Total liabilities                197,180   194,169     183,600
                                     ----------- --------- -----------

Stockholders' equity:
  Common stock, no par value;
   authorized 2,000,000 shares; issued
   and outstanding 840,897 shares on
   3/31/06; 838,528 shares on 12/31/05;
   and 834,033 shares on 3/31/05          8,523     8,457       8,379
  Retained earnings                       7,757     7,474       6,559
  Accumulated other comprehensive loss     (558)     (555)       (397)
                                     ----------- --------- -----------
       Total stockholders' equity        15,722    15,376      14,541
                                     ----------- --------- -----------

       TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                          $212,902  $209,545    $198,141
                                       ========= ========= ===========



                           SBT BANCORP, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)

    (Dollars in thousands, except for share and per share amounts)

                                                      For the three
                                                       months ended
                                                     -----------------
                                                     3/31/06  3/31/05
                                                     -------- --------
Interest and dividend income
  Interest and fees on loans                          $2,142   $1,905
  Investment securities                                  425      362
  Federal funds sold and overnight deposits               62       29
                                                     -------- --------
    Total interest and dividend income                 2,629    2,296
                                                     -------- --------

Interest expense
  Deposits                                               736      425
  Repurchase agreements                                    7        6
  Federal Home Loan Bank advances                          -        2
                                                     -------- --------
    Total interest expense                               743      433
                                                     -------- --------

    Net interest and dividend income                   1,886    1,863

Provision for loan losses                                  -        -
                                                     -------- --------

    Net interest and dividend income after provision
     for loan losses                                   1,886    1,863
                                                     -------- --------

Noninterest income
  Service charges on deposit accounts                     75       68
  Other service charges and fees                         118       93
  Increase in cash surrender value of life insurance
   policies                                               37       30
  Gains on loans sold                                      3       12
  Other income                                            10       15
                                                         ---- --------
    Total noninterest income                             243      218
                                                         ---- --------

Noninterest expense
  Salaries and employee benefits                         896      726
  Premises and equipment                                 295      233
  Advertising and promotions                              77       74
  Forms and supplies                                      56       35
  Professional fees                                       78       76
  Directors fees                                          37       41
  Correspondent charges                                   47       47
  Postage                                                 26       23
  Other expenses                                         195      173
                                                         ---- --------
    Total noninterest expense                          1,707    1,428
                                                       ------ --------

Income before taxes                                      422      653

Income tax provision                                     139      228
                                                        ----- --------

Net income                                              $283     $425
                                                        ===== ========

Comprehensive income                                    $280     $227
                                                     ======== ========

Net income per share, basic                            $0.34    $0.51
                                                     ======== ========
Average shares outstanding, basic                    840,001  831,339
                                                     ======== ========
Net income per share, assuming dilution                $0.33    $0.50
                                                     ======== ========
Average shares outstanding, assuming dilution        856,223  852,169
                                                     ======== ========




    CONTACT: The Simsbury Bank & Trust Company
             Anthony F. Bisceglio, 860-408-5493
             Fax: 860-408-4679
             abisceglio@simsburybank.com